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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
CorVu Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORVU CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of CorVu Corporation will be held on February 4, 2003, at 3:00 p.m. (Minneapolis time), at the offices of Fredrikson & Byron, on the 40th floor of the Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota, for the following purposes:

  1.
  To set the number of directors at six (6).

  2.
  To elect directors for the ensuing year.

  3.
  To ratify the selection of Virchow, Krause & Company, LLP, as the Company's independent auditors for the current fiscal year.

  3.
  To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

        Only shareholders of record at the close of business on December 9, 2002, are entitled to notice of and to vote at the meeting or any adjournment thereof.

        Your vote is important. We ask that you complete, sign, date and return the enclosed proxy in the envelope provided for your convenience. The prompt return of proxies will save the Company the expense of further requests for proxies.

BY ORDER OF THE BOARD OF DIRECTORS
John A. Bohn Chairman
December 13, 2003 Edina, Minnesota

CORVU CORPORATION

Annual Meeting of Shareholders
February 4, 2003

PROXY STATEMENT

INTRODUCTION

        Your Proxy is solicited by the Board of Directors of CorVu Corporation ("the Company") for use at the Annual Meeting of Shareholders to be held on February 4, 2003, at the location and for the purposes set forth in the Notice of Meeting, and at any adjournment thereof.

        The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

        Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

        The mailing address of the principal executive office of the Company is 3400 West 66th Street, Edina, Minnesota 55435. The Company expects that this Proxy Statement, the related proxy and Notice of Meeting will first be mailed to shareholders on or about December 13, 2002.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company has fixed December 9, 2002, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 9, 2002, the Company had outstanding two classes of stock entitled to vote at the Annual Meeting: (i) 22,441,899 shares of Common Stock, and (ii) 200 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to eight votes on each matter to be voted upon at the meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

        The following table provides information as of December 9, 2002, concerning the beneficial ownership of the Company's Common Stock by: (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) the persons known by the Company to own more than 5% of a class of voting stock of the Company, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares owned by them.

	Common Stock			Preferred Stock
Name or Identity of Group	Number of Shares Beneficially Owned		Percent of Class(1)	Number of Shares Beneficially Owned	Percent of Class(1)	Percent of Common Stock and Preferred Stock Combined(1)
John A. Bohn(2)	1,200,000	(3)	5.35%	—	—	5.35%
David C. Carlson(2)	636,652	(4)	2.79%	—	—	2.79%
Ismail Kurdi(2)	1,674,492	(5)	7.45%	—	—	7.45%
Justin M. MacIntosh(2)	9,425,155	(6)	40.33%	—	—	40.33%
James L. Mandel(2)	269,061	(7)	1.19%	—	—	1.19%
Alan M. Missroon(2)	454,677	(8)	2.0%	—	—	2.0%
Directors and executive officers as a group	13,627,921	(9)	56.36%	—	—	56.36%
GlobalNet Venture Partners, LLC(10)	1,200,000		5.35%	—	—	5.35%
Opella Holdings Limited(11)	7,541,133	(12)	33.61%	—	—	33.61%
Dominic K.K. Sum(11)	7,541,133	(13)	33.61%	—	—	33.61%
Alice L. Lorimer and Vincent T. Lorimer, Trustees, Vincent T. Lorimer Revocable Trust dated 2/15/90(14)	—		—	200	100%	*

*
Less than 1%

(1)
For each person or group, any Common Stock that the person or group has the right to acquire on or before February 7, 2003 pursuant to options, warrants, conversion privileges or other rights, have been added to the total amount of outstanding shares when determining the percent owned by such person or group.

(2)
Address: 3400 W. 66th Street, Suite 445, Edina, MN 55435.

(3)
These shares are held by GlobalNet Venture Partners, LLC. Mr. Bohn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein as a member of GlobalNet Venture Partners, LLC.

(4)
Mr. Carlson's beneficial ownership includes 362,500 shares of Common Stock that may be purchased upon exercise of currently exercisable options.

(5)
Mr. Kurdi's beneficial ownership includes 45,000 shares of Common Stock that may be purchased upon exercise of currently exercisable options.

(6)
Mr. MacIntosh's beneficial ownership includes (i) 7,541,733 shares registered in the name of Barleigh Wells Limited (see also footnotes 12 and 13), (ii) 926,667 shares of Common Stock that may be purchased upon exercise of currently exercisable options, and (iii) 240,744 shares of Common Stock held by Mr. MacIntosh's spouse and a company controlled by his spouse. Mr. MacIntosh disclaims beneficial ownership of shares owned by his spouse or the company she controls.

(7)
Mr. Mandel's beneficial ownership includes 80,000 shares of Common Stock that may be purchased upon exercise of currently exercisable options and 40,350 shares of Common Stock held by Mr. Mandel's spouse. Mr. Mandel disclaims beneficial ownership of the shares owned by his spouse.

(8)
Mr. Missroon's beneficial ownership includes 325,000 shares of Common Stock that may be purchased upon exercise of currently exercisable options.

(9)
Includes 1,739,167 shares of Common Stock which may be purchased upon exercise of currently exercisable options.

(10)
Address: 1051 Post Road, Darien, CT 06820.

(11)
Address: c/o Tempio Corporate Consultants Limited, Suite 701, 7/F, 6-8 Pottinger Street, Central, HONG KONG.

(12)
Opella Holdings Limited as trustee of The Asia Pacific Technology Trust is the beneficial owner of 7,541,733 shares of Common Stock registered in the name of Barleigh Wells Limited as street name holder. Opella Holdings Limited shares beneficial ownership of the shares with Mr. MacIntosh (see footnote 6) and Mr. Sum (see footnote 13).

(13)
Mr. Sum is the sole shareholder of Opella Holdings Limited (see footnote 12). The director of Opella Holdings Limited is Pio Services Limited whose sole shareholder is Tempio Group of Companies Limited which in turn is wholly owned by Mr. Sum. Pio Services Limited has two directors, one of which is Mr. Sum.

(14)
Address: 1301 E. 100th Street, Apt. 112, Bloomington, MN 55425-2631. The Company is currently in the process of redeeming the Preferred Stock

ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

        The Bylaws of the Company provide that the number of directors, which shall not be less than one, shall be determined by the shareholders. The Board of Directors recommends that the number of directors be set at six and that six directors be elected at the Annual Meeting. Under applicable Minnesota law, approval of the proposal to set the number of directors at six, as well as the election of each nominee, requires the affirmative vote of the holders of the majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, but not less than 5,610,876 shares.

        In the absence of other instructions, each proxy will be voted for each of the nominees listed below. If elected, each nominee will serve until the next annual meeting of shareholders and until his successor shall be elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

        The names and ages of all of the director nominees and the positions held by each with the Company are as follows:

Name	Age	Position
John A. Bohn	65	Chairman
David C. Carlson	46	Chief Financial Officer; Director
Ismail Kurdi	34	Director
Justin M. MacIntosh	52	President, Chief Executive Officer; Director
James L. Mandel	46	Director
Alan M. Missroon, Jr.	39	Vice President Marketing; Director

        John A. Bohn.    Mr. Bohn was named Chairman and director in September 2002. He currently serves as Chairman and Chief Executive Officer of GlobalNet Venture Partners, a consulting and investment firm. Previously, Bohn was co-founder and Executive Chairman of CheMatch.com (now Chemconnect), an internet based trading exchange for petrochemicals; managing director for Burson-Marsteller, a large public relations firm; President and Chief Executive Officer of Moody's Investors Service, a leading credit research and analysis company, and a major publisher of financial information; President and Chairman of the Export Import Bank of the United States, a U.S. Government corporation that finances and insures the sale abroad of American produced goods; Special Assistant to the Secretary of the Treasury, and U.S. Ambassador and Executive Director at the Asian Development Bank in Manila. Additionally, Mr. Bohn has practiced law in California and in the Asia-Pacific, and spent 13 years as an international banker.

        David C. Carlson.    Before joining the Company as Chief Financial Officer in July 1996, Mr. Carlson gained extensive experience in the area of accounting and business operations. He served from July 1979 to July 1984 in the audit division of a large international accounting firm. From July 1984 to April 1989, he held the position of Controller and later, Vice President of Finance at Canterbury Park, a horse racing facility located in a suburb of Minneapolis. He joined the Minnesota Timberwolves, a professional sports franchise, in April 1989 as Controller, a position he subsequently held at a local health and fitness chain until May 1996 (the sports franchise and the health and fitness chain being under common ownership). Mr. Carlson is responsible for all areas of financial management of the Company. He became a member of the Board of Directors of the privately held company called CorVu Corporation ("Private CorVu") in December 1996 and was elected to the Board of Directors of the Company that survived the merger of Private CorVu into Minnesota American, Inc. in January 2000.

        Ismail Kurdi.    Mr. Kurdi received a Bachelor of Science from Boston University in May 1992. From September 1992 to September 1993, he was with Oxy USA, a subsidiary of Occidental Petroleum. In October 1993, he relocated back to England where he is a real estate developer and investor. He serves on the board of directors to several British property companies which are not reporting companies. Mr. Kurdi was elected to the Board of Directors of Private CorVu in December 1996, and was elected to the Board of Directors of the Company that survived the merger of Private CorVu into Minnesota American, Inc. in January 2000.

        Justin M. MacIntosh.    After a career in equity and real estate markets in Australia, Mr. MacIntosh founded MACS Software Company, a provider of business application software, in 1977. He served as Chairman and CEO of MACS until he founded what is now a subsidiary (CorVu Australasia Pty. Ltd.) of the Company in Australia in 1990. Since the incorporation of Private CorVu in Minnesota in September 1995, Mr. MacIntosh served as Chairman, President and Chief Executive Officer and director of the corporation. He was elected as director, Chairman of the Board, President and Chief Executive Officer of the Company that survived the merger of Private CorVu into Minnesota American, Inc. in January 2000. As of September 2002, Mr. MacIntosh resigned as Chairman of the Board.

        James L. Mandel.    Mr. Mandel was elected a director of Minnesota American in 1987 and continued as a director of the Company that survived the merger of Private CorVu into Minnesota American, Inc. in January 2000. Since September 1998, he has been the Chief Executive Officer and a director of Vicom Inc., a full service telecommunications company that is reporting to the SEC under the Securities Exchange Act of 1934 and is headquartered in Minneapolis. From January 1997 to September 1998, he was Chairman of Call 4 Wireless LLC and from January 1992 to February 1997, he served as a Vice President of Grand Casinos, Inc.

        Alan M. Missroon, Jr.    Mr. Missroon gained his knowledge of the business intelligence market while working at Burroughs Corporation (Unisys) and during his eight years (from July 1987 to November 1995) at IQ Software Corporation where he held a variety of positions in sales, sales management, product design and marketing. From December 1995 to December 1996, he worked at Praxis International. Mr. Missroon joined Private CorVu in January 1997, and was, until June 2001, responsible for worldwide marketing, product positioning, interfacing with trade press and industry analysts and other general marketing duties. In July 2001, Mr. Missroon was assigned the responsibilities of Vice President of Sales—The Americas for CorVu North America, Inc., a subsidiary of the Company. Mr. Missroon also serves as Vice President Marketing of the Company. He was elected as one of the directors of Private CorVu in February 1997 and was elected to the Board of Directors of the Company that survived the merger of Private CorVu into Minnesota American, Inc. in January 2000.

Committee and Board Meetings

        The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee, whose members are Ismail Kurdi and James Mandel, is responsible for the appointment, compensation and oversight of the Company's independent public accountants, and for the pre-approval of audit and non-audit services. In addition, the Audit Committee is responsible for overseeing periodic reviews of the Company's internal control procedures, and reviewing quarterly and annual financial statements of the Company. The Audit Committee met four times during fiscal 2002.

        The Compensation Committee, whose members are Ismail Kurdi and James Mandel, recommends to the Board of Directors from time to time the salaries and incentive compensation to be paid to Justin MacIntosh, the Company's President and Chief Executive Officer. The Compensation Committee reviews with Mr. MacIntosh the salaries and incentive compensation paid to other executive officers of the Company. The Compensation Committee met once during fiscal 2002.

        The Directors and Committee members also communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all Directors or Committee members, in accordance with Minnesota law, rather than hold formal meetings. During fiscal 2002, the Board of Directors held eight formal meetings. During the period of his service, each incumbent director attended 75% or more of the total number of meetings of the Board and of committee(s) of which he was a member.

Directors' Fees

        Based on a decision of the Compensation Committee on September 30, 2002, directors who are not employees of the Company are compensated in the current fiscal year ending June 30, 2003 at the rate of $1,250 per month plus $1,250 for each Board meeting attended and $1,000 for each committee meeting attended. The Compensation Committee also decided to grant to each nonemployee director as of July 1, 2002 a five-year nonqualified option to purchase 25,000 shares at an exercise price of $.39 per share, which was the market value of CorVu's Common Stock on the date of grant.

        Pursuant to a letter agreement dated June 19, 2002 between the Company and GlobalNet Venture Partners, L.L.C. ("GlobalNet"), GlobalNet will provide certain consulting services to the Company and receive fees for such services. Based on the agreement, effective September 3, 2002, John Bohn, a principal of GlobalNet, became a director and the Chairman of the Company's Board. Payment for his service in these capacities is included in the GlobalNet consulting fee. See "Certain Relationships and Business Relationships" below.

AUDIT COMMITTEE REPORT

        The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition (two independent directors) satisfies the Audit Committee independence requirements of the Sarbanes-Oxley Act. They also believe that the Committee's composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

        In accordance with its written charter adopted by the Board of Directors (filed as Appendix A to the proxy statement for the Company's 2001 Annual Meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited consolidated financial statements with management;

  (2)
  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit or quarterly review, including:

  •
  independent auditor responsibility under generally accepted auditing standards;

  •
  significant accounting policies;

  •
  management judgments and accounting estimates;

  •
  audit adjustments;

  •
  report on Form 10-KSB and other information in the annual report of the Company; and

  •
  the auditor's judgment about the quality of the Company's accounting principles;

        and

  (3)
  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors any relationships that may impact their objectivity and independence. Under Standard No. 1, the auditors must, at least annually, (i) disclose to the Audit Committee of the Company in writing all relationships between the auditors and their related entities and the Company and its related entities that in the auditors' professional judgment may reasonably be thought to impact their objectivity and independence, (ii) confirm in such writing that, in the auditors' professional judgment, they are independent of the Company within the meaning of the applicable securities laws, rules and regulations, and (iii) discuss the auditors' independence with the Audit Committee.

        Based upon the review and discussions referred to above, the Audit Committee (a) recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, as filed with the Securities and Exchange Commission, and (b) advised the Board that it has retained Virchow, Krause & Company, LLP as the Company's independent auditors for the fiscal year ending on June 30, 2003.

  Members of the Audit Committee:

      Ismail Kurdi
      James L. Mandel

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

        On March 31, 2000, David Carlson, the Chief Financial Officer and a director of the Company, and his wife Cynthia loaned the Company $300,000. Interest payable was based upon a bank index rate plus 2%. As of June 30, 2001, the balance due under this loan was $50,000. During fiscal year 2002, $38,000 of this note was repaid, and the remaining $12,000 was converted to common stock at a price of $0.15 per share, the fair market value of the Company's common stock on the date of conversion.

        Delia S. MacIntosh, the wife of Justin M. MacIntosh, the Company's President and Chief Executive Officer and one of its directors, has advanced money to the Company under term notes. As of the end of fiscal year 2002, the Company owed approximately $710,000 on these notes, including accrued interest of approximately $24,000. The notes bear interest at 8.5% per annum and expire December 31, 2006, with the right to demand payment at any time on or after September 30, 2003. The notes are secured by substantially all of the assets of the Company.

        The Company and GlobalNet entered into a letter agreement dated June 19, 2002, in which GlobalNet agreed to provide various consulting services to the Company. As part of the services provided to the Company, John Bohn, GlobalNet's Managing Member, agreed to serve as the Chairman of the Company's Board for a 24-month term. GlobalNet's agreement to consult was subject to its conducting a thorough due diligence review, in connection with which the Company paid to GlobalNet a one-time fee in the amount of fifty thousand Dollars ($50,000). By letter dated August 23, 2002, GlobalNet informed the Company that it had completed its due diligence and would proceed with its engagement. The letter agreement has a term of 30 months. During the term of the agreement, the Company will pay GlobalNet a monthly fee in the amount of $26,500, payable as follows: $16,500 per month for the initial six months of the engagement commencing on September 1, 2002; $36,500 per month during the following six months, and $26,500 per month for the next 18 month, provided that if the agreement is terminated by either party, the $10,000 per month that is deferred in the first six months will be paid promptly to the extent it has not been recouped during the six month payments of $36,500.

        The Company sold GlobalNet 1,200,000 shares of the Company's Common Stock at a price of $.27 per share (the closing bid price for CorVu's Common Stock on June 18, 2002) under a stock purchase agreement with GlobalNet. GlobalNet paid for the stock by executing a seven-year promissory note for $324,000, with interest at 5.5% per annum, payable quarterly. The entire principal amount becomes due on the seventh anniversary of the note. GlobalNet has pledged the stock to the Company as security for GlobalNet's payment obligations under the note. In the event GlobalNet or the Company terminates GlobalNet's consulting services during the 30-month period, the amount of shares purchasable by GlobalNet is reduced proportionately. The note is a limited recourse note in that in the event of non-payment, the Company's only recourse is against the pledged shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation, paid or accrued, during each of the Company's last three fiscal years to the Chief Executive Officer and to the other executive officers whose total annual salary and bonus paid or accrued during fiscal year 2002 exceeded $100,000.

Long Term Compensation
					Awards		Payouts
Annual Compensation
					Restricted Stock Awards ($)	Securities Underlying Options (#)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other ($)			LTIP Payouts ($)	All Other Compensation ($)
Justin M. MacIntosh(1) Chief Executive Officer	2002 2001 2000	278,818 276,800 442,640	192,656 — —	20,594 — —	— — —	— 40,000 843,750	— — —	— — —
David C. Carlson Chief Financial Officer	2002 2001 2000	116,667 115,000 115,000	29,166 13,500 52,000	— — —	— — —	— 125,000 90,000	— — —	— — —
Alan M. Missroon, Jr. Vice President Sales—The Americas	2002 2001 2000	150,000 150,000 150,000	— 20,000 80,000	63,587 — —	— — —	— 125,000 53,750	— — —	— — —

(1)
$242,000 of fiscal 2000 and 2001 salary amounts were forgiven by Mr. MacIntosh when his employment contract was amended in 2001.

Option Grants During 2002 Fiscal Year

        There were no options granted to executive officers during fiscal 2002.

Option Exercises During 2002 Fiscal Year and Fiscal Year-End Option Values

        No options were exercised by the named executive officers during fiscal 2002. The following table provides information related to the number and value of options held at June 30, 2002:

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Justin M. MacIntosh	926,667	13,333	2,667	1,333
David C. Carlson	330,834	41,666	4,000	2,000
Alan M. Missroon, Jr.	293,334	41,666	4,000	2,000

(1)
Value is calculated on the basis of the difference between the option exercise price and $0.30, the average of the closing bid and ask price on June 30, 2002, as quoted on the OTC Bulletin Board.

Employment Agreements

        Effective July 1, 1999, Private CorVu entered into a three-year employment agreement with Justin M. MacIntosh. Pursuant to the agreement, Mr. MacIntosh serves as the President and Chief Executive Officer. During the term of the agreement, Mr. MacIntosh was proposed to be paid annual base salaries of $330,000 for the first employment year, $380,000 for the second and $420,000 for the third employment year. He was also granted options to purchase a total of 675,000 shares of CorVu's Common Stock at $1.33 per share, with 225,000 of these options vesting at the beginning of each employment year. Subsequently, on January 1, 2001, the Company reached an agreement with Mr. MacIntosh on an amendment to his employment agreement. Base compensation was reduced to $180,000 per year and the term of the agreement was extended to June 30, 2003, the end of the Company's fiscal year 2003. Subsequently, on June 6, 2002, the Company's Compensation Committee decided to raise Mr. MacIntosh's base compensation to $190,000 for such fiscal year 2003. In addition, Mr. MacIntosh will receive bonus compensation, based on the achievement of certain pre-determined audited annual earnings before interest and taxes ("EBIT"), as follows: 20% of EBIT up to $500,000, 15% of EBIT from $500,001 up to $1.5 million, 10% of EBIT from $1,500,001 to $3.5 million, and 5% of any EBIT in excess of $3.5 million. As part of this amendment, Mr. MacIntosh agreed to forgive approximately $242,000 of compensation owed as of December 31, 2000. Mr. MacIntosh will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. Mr. MacIntosh will receive payments in the amount of at least nine monthly installments of the base salary in effect at the time of termination if the Company terminates his employment without cause. Mr. MacIntosh is subject to certain confidentiality and non-compete provisions under the agreement. In addition, Mr. MacIntosh is scheduled to receive an annual salary of approximately $122,000 for his duties as Managing Director of CorVu Australasia Pty Ltd in fiscal year 2003. Beginning October 1, 2001, he receives an override commission equal to 2.5% of all license revenue for the United Kingdom/Europe region for his duties as Sales Director in that region.

        Effective July 15, 1996, Private CorVu entered into a one-year employment agreement with David C. Carlson that was amended as of July 20, 1998. The agreement was assumed in the merger of Private CorVu into Minnesota American, Inc. in January 2000. Pursuant to the agreement Mr. Carlson serves as the Chief Financial Officer. The term of the agreement is automatically renewed for successive one-year periods unless the agreement has been terminated earlier. Effective July 15, 2002, Mr. Carlson receives an annual base salary in the amount of $137,500 and up to an additional 25% of his annual base compensation, payable in quarterly installments, based on CorVu North America's attaining certain quarterly targets. Mr. Carlson will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. Both parties to the agreement can terminate the agreement without cause upon 60 days prior written notice. Mr. Carlson is subject to certain confidentiality provisions under the agreement.

        Effective January 2, 1997, Private CorVu entered into a one-year employment agreement with Alan M. Missroon, Jr. The agreement was assumed in the merger of Private CorVu into Minnesota American, Inc. in January 2000. The agreement is automatically renewed for successive one year terms unless terminated earlier. Mr. Missroon receives an annual base salary of $150,000 and an override commission equal to 2.5% of all license and services revenue for The Americas region. Mr. Missroon will participate in any retirement, welfare and other benefit program the Company provides for its executive officers. If the Company terminates his employment without cause, Mr. Missroon will receive his base salary for a period of three months after the date of termination, with an additional one month of base pay added for each year of employment up to a maximum of six months. Mr. Missroon is subject to certain confidentiality and non-compete provisions under the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2002, all Section 16(a) filing requirements applicable to Insiders were complied with except that David Carlson was late filing a Form 5 and a Form 4 each reporting one transaction, and Ismail Kurdi was late filing a Form 4 reporting one transaction.

RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS
(Proposal #3)

        On June 22, 2001, KPMG LLP resigned as the Company's principal independent accountant. There were not, in connection with the audits of the fiscal years ended June 30, 2000 and 1999 and any subsequent interim period preceding KPMG LLP's resignation, any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG LLP's satisfaction, would have caused it to make reference to the disagreement in connection with its report. Further, KPMG LLP's report on the financial statements of the Company for the past two years has not contained an adverse opinion or disclaimer of opinion or been qualified as to audit scope or accounting principles. The audit reports of KPMG LLP on the consolidated financial statements as of and for the years ended June 30, 2000 and 1999 contained a separate paragraph stating that the Company has suffered recurring losses from operations, has a working capital deficiency and has a stockholders' deficit that raises substantial doubt about its ability to continue as a going concern.

        Effective July 30, 2001, Virchow, Krause & Company, LLP was engaged as the Company's independent accounting firm. The decision to engage Virchow, Krause & Company, LLP as the Company's accountants was recommended by the Company's Audit Committee and approved by the Company's Board of Directors. Virchow, Krause & Company, LLP acted as the independent accounting firm for the Company prior to the merger of the Company with Private CorVu.

        Although it is not required to do so, the Board wishes to submit the selection of Virchow Krause & Company, LLP, as the Company's principal independent accountant for the fiscal year ending June 30, 2003 for shareholders' ratification at the 2003 Annual Meeting. If the selection is not ratified, the Board will request that the Audit Committee reconsider its selection. A representative of Virchow Krause & Company, LLP is expected to be present at the meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if so desired, and will be available at the meeting to respond to appropriate questions from the Company's shareholders.

        Audit Fees.    The aggregate fees billed by the Company's auditors for professional services rendered in connection with the audit of the Company's annual consolidated financial statements for fiscal 2002 and reviews of the consolidated financial statements included in the Company's Forms 10-QSB for fiscal 2002 were $45,595.

        Financial Information Systems Design and Implementation Fees.    The Company's auditors did not bill any fees for financial information systems design and implementation services rendered to the Company during fiscal 2002.

        All Other Fees.    The aggregate fees billed by the Company's auditors for all other non-audit services rendered to the Company during fiscal 2002, including fees for tax-related services, were $24,965.

        The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining the auditors' independence and has determined that such services have not adversely affected the auditors' independence.

OTHER BUSINESS

        Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 annual meeting of shareholders must be received by the Company by August 15, 2003, to be included in the Company's proxy statement and related proxy for the 2004 annual meeting.

        If a shareholder intends to present a proposal at the Company's 2004 annual meeting, but provides notice of this proposal to the Company after October 29, 2003, then the Company does not have to include any information about the proposal in the Company's proxy materials and the proxies named in the Company's proxy form for the 2004 annual meeting will have discretionary authority to vote shares represented by such proxies on such shareholder proposal, if presented at the meeting. If a shareholder proposal is presented to the Company after August 15, 2003, but on or before October 29, 2003, the Company will include in its proxy statement and related proxy for the 2004 annual meeting advice on the nature of the shareholder proposal and how the proxies intend to exercise their discretionary authority.

FORM 10-KSB

        A COPY OF THE COMPANY'S FORM 10-KSB ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 2002 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). ANY REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF CORVU COMMON STOCK ON DECEMBER 9, 2002, THE RECORD DATE FOR THE 2003 ANNUAL MEETING, AND SHOULD BE DIRECTED TO DAVID C. CARLSON, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.

CORVU CORPORATION
PROXY FOR ANNUAL MEETING
Of Shareholders To Be Held
February 4, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints JUSTIN M. MACINTOSH and DAVID C. CARLSON, and each of them, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of Common Stock of CorVu Corporation registered in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Fredrikson & Byron, on the 40th floor of the Pillsbury Center, 200 South Sixth Street, Minneapolis, Minnesota, on February 4, 2003, at 3:00 p.m. (Minneapolis time), and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the meeting.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

CORVU CORPORATION 2003 ANNUAL MEETING
The Board of Directors recommends that you vote FOR each proposal below.

1.	Set the number of directors at six (6)		☐ FOR ☐ AGAINST ☐ ABSTAIN
2.	Elect directors:	1 — John A. Bohn 2 — David C. Carlson 3 — Ismail Kurdi 4 — Justin M. MacIntosh 5 — James L. Mandel 6 — Alan M. Missroon, Jr.	☐	FOR all nominees listed to the left (except as specified below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left.
[ ]
(Instructions: To withhold authority to vote for any individual nominee, write the name of the nominee(s) in the box provided to the right).
3.	Ratify selection of Virchow, Krause & Company, LLP as independent auditors		☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof.
Check appropriate box. Indicate changes below:
Address Change? ☐ Name Change? ☐	Date
Attending Meeting? ☐
[                                                                                            ]
Signature(s) in Box
PLEASE DATE AND SIGN ABOVE
exactly as name appears at the left indi-cating, where appropriate, official position or representative capacity. For stock held in joint tenancy, each joint tenant should sign

QuickLinks

INTRODUCTION
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposals #1 and #2)
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (Proposal #3)
OTHER BUSINESS
SHAREHOLDER PROPOSALS
FORM 10-KSB
CORVU CORPORATION PROXY FOR ANNUAL MEETING Of Shareholders To Be Held February 4, 2003